Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST SOLAR, INC.
ARTICLE I
      The corporation was first formed as a limited liability company under Delaware law on May 15, 2003 under the name “First Solar Holdings, LLC” and was incorporated under the name “First Solar Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 22, 2006. This Amended and Restated Certificate of Incorporation of the corporation, which both further amends and restates the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE II
      The name of the corporation is First Solar, Inc. (hereinafter called the “Corporation”).
ARTICLE III
      The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE IV
      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE V
      Section 5.01. Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is five hundred thirty million (530,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, par value of $0.001 per share (“Common Stock”) and thirty million 30,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

      Section 5.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers (if any) of the shares of such series, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
      Section 5.03. Voting; Other Rights. (a) Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.
      (b) Except as otherwise required by law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to the provisions of this Article V (including any Certificate of Designation relating to such series).
      (c) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
ARTICLE VI
      Section 6.01. Special Meetings of Stockholders. Until such date, if any, that Affiliates of John T. Walton, collectively own, directly or indirectly, less than 40% of the Common Stock of the Corporation then outstanding (a “Triggering Event”), special meetings of the stockholders of the Corporation may be called for any purpose or purposes in accordance with the provisions set forth in the Bylaws of the Corporation by the stockholders owning 40% or more of our common stock then outstanding. Following the occurrence of a Triggering Event, special meetings of the stockholders of the Corporation may only be called for any purpose or purposes in accordance with the provisions set forth in the Bylaws of the Corporation.
      As used herein, “Affiliates of John T. Walton” shall mean any of JWMA Partners, LLC, the Estate of John T. Walton, JCL Holdings, LLC, John T. Walton’s surviving spouse, descendants, any entity (including a trust) that is for the benefit of John T. Walton’s surviving spouse or descendants or any entity (including a trust) over which any of John T. Walton’s surviving spouse, descendants or siblings has voting or dispositive power.
      Section 6.02. Power of Stockholders to Act by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation. Until the occurrence of a Triggering Event, if any, and subject to the rights of holders of any series of Preferred Stock, all actions required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings or stockholders are recorded. Following a Triggering Event, no action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
ARTICLE VII
      In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by the vote of a majority of the entire Board or such greater vote as shall be specified in the Bylaws.
ARTICLE VIII
      The business and affairs of the Corporation shall be managed by or under the direction of the Board. The exact number of directors comprising the entire Board to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board, shall be elected by the stockholders entitled to vote thereon at each annual or special meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. Unless otherwise provided in the Bylaws, the election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
      Except as otherwise provided for or fixed by or pursuant to the provisions of Article V of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

      Subject to the rights of the holders of any series of Preferred Stock, any director or the entire Board may be removed, with or without cause, by the affirmative vote of a majority in voting power of the stock of the Corporation entitled to vote thereon.
      There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Amended and Restated Certificate of Incorporation.
ARTICLE IX
      The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions and limitations set forth therein.
ARTICLE X
      To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereinafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      IN WITNESS WHEREOF, I, Michael J. Ahearn, President and Chief Executive Officer of First Solar, Inc., have executed this Amended and Restated Certificate of Incorporation this 20th day of October 2006.

/s/ Michael J. Ahearn

Michael J. Ahearn
President and Chief Executive Officer